Filed Pursuant to Rule 424(b)(3)and 424(c)
Registration Statement No. 333-122114

PROSPECTUS SUPPLEMENT NO. 1
TO PROSPECTUS DATED FEBRUARY 2, 2005
NEXMED, INC.
8,517,744 Shares
Common Stock

This prospectus supplement relates to the resale, from time to time, of up to 8,517,744 shares of Common Stock of NexMed, Inc., a Nevada corporation, all of which are being offered by the selling shareholders named in the prospectus dated February 2, 2005 or in any amendments or supplements thereto.

The prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus, including any amendments or supplements thereto.

The information in the table appearing under the heading “Selling Shareholders” in the prospectus is amended by adding the Information below with respect to a selling shareholder not previously listed in the prospectus, and by deleting the information with respect to the other selling shareholders listed below and replacing such information with the information provided herein. Other than with respect to changes to the Common Stock holdings of the previously listed selling shareholders listed herein to reflect the transfer of warrants to the new selling shareholder, the information with respect to such previously listed selling shareholders reflects holdings as of February 2005.

Name of Selling Shareholder (1)	Number of Shares of Common Stock Owned before this Offering(2)	Percentage of Class owned by the Selling Shareholder before this Offering (3)	Number of Shares of Common Stock being registered by this Prospectus (4)	Number of Shares of Common Stock to be Owned after this Offering (5)	Percentage of Class to be owned by the Selling Shareholder after this Offering (6)
Xmark Opportunity Fund, L.P.	257,813	*	269,532 (15)	0	*
Xmark Opportunity Fund, Ltd.	257,813	*	269,532 (16)	0	*
Caduceus Capital Master Fund Limited	2,016,700	3.98%	174,800	1,849,500	3.55%
Caduceus Capital II, L.P.	1,001,600	1.99%	87,400	918,000	1.77%
UBS Eucalyptus Fund, L.L.C.	137,500	*	143,750	0	*
PW Eucalyptus Fund, Ltd.	15,400	*	16,100	0	*
HFR SHC Aggressive Master Trust	295,988	*	27,169	270,000	*
Omicron Master Trust (13)	703,478	1.65%	449,219	273,790	*
Chula Partners, LP	691,645	1.19%	262,500	429,145	*
ProMed Partners, L.P.	470,247	* %	491,622	0	*
ProMed Partners II, L.P.	112,110	*	117,206	0	*
ProMed Offshore Fund, Ltd.	75,220	*	78,639	0	*
ProMed Offshore Fund II, Ltd.	459,612	* %	480,503	0	*
Warren Berman IRA	195,399	*	28,125	176,649	*
OTA LLC	306,251	*	306,251	0	*
Crestview Capital Master LLC (21)	443,750	*	443,750	0	*
Portside Growth and Opportunity Fund (22) (23)	243,663	*	106,755	136,908	*
Rockmore Investment Master Fund Ltd. (20)	128,367	*	49,495	78,872	*
*		less than 1%

(1)
Other than Robert Ciricillo, who served as Vice President-Legal and Business Affairs of the Company from May to December of 2000, and has served since that time as a legal consultant to the Company, none of the selling shareholders nor any of their officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years.

(2)
Includes shares of Common Stock and all shares of Common Stock issuable upon the exercise of warrants or conversion of convertible securities held by the selling shareholder (including shares that are issuable upon the exercise of warrants that are not exercisable within 60 days). Each selling shareholder owns warrants which provide that the number of shares of our common stock that may be acquired by any holder of the warrants upon exercise of the warrants is limited to the extent necessary to ensure that, following such exercise, the number of shares of our common stock then beneficially owned by such holder and any other persons or entities whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of the Exchange Act, does not exceed 9.9% of the total number of shares of our common stock then outstanding.

(3)
This percentage is calculated using as the numerator, the number of shares of Common Stock included in the prior column and as the denominator, 51,687,046 shares of Common Stock outstanding as of January 10, 2005 plus the number of shares of issuable upon the exercise of warrants or conversion of convertible securities held by the selling shareholder that are included in the prior column.

(4)
Pursuant to the terms of the Investor Rights Agreement dated December 17, 2004, we agreed to register for each selling shareholder a number of shares of Common Stock equal to the number of shares of Common Stock purchased pursuant to the Common Stock and Warrant Purchase Agreement dated December 17, 2004 plus 110% of the number of shares of Common Stock issuable upon exercise of the related warrants.

(5)
Includes shares of Common Stock and all shares of Common Stock issuable upon the exercise of warrants or conversion of convertible securities held by the selling shareholder (including shares that are issuable upon the exercise of warrants that are not exercisable within 60 days), but assumes the sale of all of the shares of Common Stock being registered by this prospectus.

(6)
This percentage is calculated using as the numerator, the number of shares of Common Stock included in the prior column and as the denominator, 51,687,046 shares of Common Stock outstanding as of January 10, 2005 plus the number of shares of Common Stock, if any, issuable upon the exercise of warrants or conversion of convertible securities held by the selling shareholder, assuming the sale by the selling shareholder of all of its shares covered by this prospectus.

(13)
Information regarding share ownership is as of December 20, 2004. Omicron Capital, L.P., a Delaware limited partnership (“Omicron Capital”), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda (“Omicron”), Omicron Capital, Inc., a Delaware corporation (“OCI”), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited (“Winchester”) serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. As of the date of this prospectus supplement, Mr. Olivier H. Morali, an officer of OCI, and Mr. Bruce T. Bernstein, a consultant to OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions with respect to the shares of our common stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of our common stock owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. Omicron and Winchester are not “affiliates” of one another, as that term is used for purposes of the Exchange Act or of any other person named in this prospectus as a selling stockholder. No person or “group” (as that term is used in Section 13(d) of the Exchange Act or the SEC’s Regulation 13D-G) controls Omicron and Winchester.

(15)
Includes (i) 234,375 shares held by Xmark Opportunity Fund, L.P. ("XOLP"); (ii) 23,438 shares issuable upon the exercise of warrants held by XOLP; and (iii) 11,719 shares that may become issuable in the event of adjustments under the terms of certain of the warrants held by XOLP, all of which shares are being offered pursuant to this prospectus. Xmark Opportunity GP, LLC ("XOGP") serves as the general partner of XOLP. Xmark Opportunity Partners, LLC ("XOP") is the sole member of XOGP. Xmark Capital Partners, LLC ("XCP") serves as the managing member of XOP. Mitchell D. Kaye and David C. Cavalier, whose business address is c/o Xmark Capital Partners, LLC, 152 West 57th Street, 21st Floor, New York, New York 10019, are the sole members of the management committee of XCP, and as such, Mr. Kaye and Mr. Cavalier possess the power to vote and direct the disposition of the securities held by XOLP.

(16)
Includes (i) 234,375 shares held by Xmark Opportunity Fund, Ltd. ("XOLtd"); (ii) 23,438 shares issuable upon the exercise of warrants held by XOLtd; and (iii) 11,719 shares that may become issuable in the event of adjustments under the terms of certain of the warrants held by XOLtd, all of which shares are being offered pursuant to this prospectus. Xmark Opportunity MC, LLC ("XOMC") serves as investment manager for XOLtd. XOP is the sole member of XOMC. XCP serves as the managing member of XOP. Mitchell D. Kaye and David C. Cavalier, whose business address is c/o Xmark Capital Partners, LLC, 152 West 57th Street, 21st Floor, New York, New York 10019, are the sole members of the management committee of XCP, and as such, Mr. Kaye and Mr. Cavalier possess the power to vote and direct the disposition of the securities held by XOLtd.

(20)
Rockmore Capital, LLC (“Rockmore Capital”) and Rockmore Partners, LLC (“Rockmore Partners”), each a limited liability company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda (“Rockmore Master Fund”). By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such shares of our common stock. Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the shares of common stock owned by Rockmore Master Fund and, as of June 7, 2007, Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the shares of common stock owned by Rockmore Master Fund. By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Messrs. Bernstein and Daly disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls Rockmore Master Fund.

(21)
Crestview Capital Partners, LLC (“CCP”) is the sole managing member of Crestview Capital Master, LLC (“CCM”) and may be deemed to have sole voting and investment power with respect to the securities beneficially owned by CCM. CCP disclaims beneficial ownership of these securities. The Managing Members of CCP are Stewart Flink, Robert Hoyt and Daniel Warsh, each of whom may be deemed to have voting and dispositive power over securities beneficially owned by CCM, and each of whom also disclaims beneficial ownership of these securities. Mr. Flink is an affiliate of a broker-dealer and it has been confirmed to us that the securities were acquired to be resold in the ordinary course of business and that there are no arrangements with any other persons, whether directly or indirectly, to dispose of the securities.

(22)
Ramius Capital Group, L.L.C. ("Ramius Capital") is the investment adviser of Portside Growth and Opportunity Fund ("Portside") and consequently has voting control and investment discretion over securities held by Portside. Ramius Capital disclaims beneficial ownership of the shares held by Portside. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., L.L.C., the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares.

(23)
An affiliate of Ramius Capital is a NASD member. However, the selling shareholder has informed us that this affiliate will not sell any shares to be offered by Portside through this prospectus and will receive no compensation whatsoever in connection with sales of shares by Portside through this prospectus.

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THE SHARES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 4 OF THE PROSPECTUS, IN DETERMINING WHETHER TO PURCHASE SHARES OF OUR COMMON STOCK.
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NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is June 7, 2007